Exhibit 5.1
August 7, 2008
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, California 94583
Ladies and Gentlemen:
With reference to the Registration Statement on Form S-8 to be filed by Chevron Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the Deferred Compensation Obligations of the Company in the principal amount of $105,000,000 and up to 1,243,192 shares of the Company’s Common Stock issuable pursuant to the Company’s Deferred Compensation Plan for Management Employees II (the “Plan”), it is our opinion that such Deferred Compensation Obligations, when established in accordance with the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and such shares of Common Stock of the Company, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.
The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws in any other jurisdiction.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,
/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP